Exhibit 107
Calculation of Filing Fee Table
Form F-1
(Form Type)
OceanPal Inc.
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(f)(2)	-	-	-	-	-
Equity	7.0% Series D Cumulative Convertible Perpetual Preferred stock, par value $0.01 per share	Rule 457(f)(2)	13,157	$1,000	$13,157,000	0.0001102	$1,450
Equity	Common Stock, par value $0.01 per share, underlying 7.0% Series D Cumulative Convertible Perpetual Preferred stock(3)(4)	Rule 457(i)	-	-	-	-	-
Total Offering Amounts				$1,000	$13,157,000		$1,450
Total Fee Offsets							-
Net Fee Due							$1,450

(1)
This registration statement relates to 7.0% Series D Cumulative Convertible Perpetual Preferred shares, par value $0.01 per share, of OceanPal Inc. that will be distributed pro rata pursuant to a distribution to the holders of common stock, par value $0.01 per share, of Diana Shipping Inc., and an indeterminate number of common shares, par value $0.01 per share, of the Company issuable upon conversion of the 7.0% Series D Cumulative Convertible Perpetual Preferred shares. The amount of common shares and 7.0% Series D Cumulative Convertible Perpetual Preferred Shares of OceanPal Inc. to be registered represents the maximum number of common shares and 7.0% Series D Cumulative Convertible Perpetual Preferred Shares of OceanPal Inc. that will be distributed pro rata to the holders of Diana Shipping Inc. common stock upon consummation of the distribution.

(2)
Consistent with Rule 457(f)(2) under the Securities Act of 1933, because there is no market for the shares being distributed, the filing fee has been computed based on the book value of OceanPal’s equity as of April 25, 2023, with the portion of the filing fee attributable to the 7.0% Series D Cumulative Convertible Perpetual Preferred Stock based on the aggregate stated preference of such shares.

(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the 7.0% Series D Cumulative Convertible Perpetual Preferred stock registered hereby.
(4)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.